Exhibit 21.1

LIST OF SUBSIDIARIES

Company Name	Jurisdiction of Incorporation
Quantum Transportation Ltd. (1)	Israel

(1)	Quantum Transportation Ltd. is a majority-owned subsidiary of Rail Vision Ltd.